                                                                  EXHIBIT (a)(1)

                               OFFER TO PURCHASE

                              DATED AUGUST 1, 1997

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)
                                       OF
                          CHIPS AND TECHNOLOGIES, INC.
                                       AT

                              $17.50 NET PER SHARE
                                       BY
                          INTEL ENTERPRISE CORPORATION

                          A WHOLLY OWNED SUBSIDIARY OF

                               INTEL CORPORATION

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, AUGUST 28, 1997 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES WHICH REPRESENT AT LEAST A MAJORITY OF SHARES ON A FULLY-DILUTED BASIS (THE "MINIMUM CONDITION") AND (2) THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING RECEIPT BY PURCHASER AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender Shares (as defined herein) should either
(1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares".

     Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                            ------------------------
  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON
THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF
 THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY
                                  IS UNLAWFUL.

                               ------------------

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

              The date of this Offer to Purchase is August 1, 1997

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                        ------
INTRODUCTION..........................................................................       1
THE TENDER OFFER......................................................................       3
1.     Terms of the Offer; Expiration Date............................................       3
2.     Procedure for Accepting the Offer and Tendering Shares.........................       4
3.     Withdrawal Rights..............................................................       7
4.     Acceptance for Payment and Payment for Shares..................................       8
5.     Certain Federal Income Tax Consequences........................................       8
6.     Price Range of the Shares......................................................       9
7.     Certain Information Concerning the Company.....................................      10
8.     Certain Information Concerning Purchaser and Intel.............................      11
9.     Source and Amount of Funds.....................................................      13
10.    Certain Transactions Between Intel and the Company.............................      13
11.    Contacts with the Company; Background of the Offer and the Merger..............      13
12.    Purpose of the Offer; The Merger Agreement.....................................      14
13.    Dividends and Distributions....................................................      20
14.    Effects of the Offer on the Market for Shares; Nasdaq National Market and
       Exchange Act Registration......................................................      20
15.    Certain Conditions of the Offer................................................      21
16.    Certain Legal Matters; Regulatory Approvals....................................      22
17.    Fees and Expenses..............................................................      24
18.    Miscellaneous..................................................................      24
SCHEDULE I............................................................................     I-1
ANNEX A...............................................................................     A-1

To the Holders of Common Stock of Chips and Technologies, Inc.:

                                  INTRODUCTION

     Intel Enterprise Corporation, a Delaware corporation ("Purchaser"), which is a wholly owned subsidiary of Intel Corporation, a Delaware corporation ("Intel"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), of Chips and Technologies, Inc., a Delaware corporation (the "Company"), and the associated common stock purchase rights (the "Rights" and, together with the Common Stock, the "Shares") issued pursuant to the Rights Agreement dated as of August 23, 1989 between the Company and Bank of America, NT & SA (the "Rights Agreement"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"), at the purchase price of $17.50 per Share (the "Offer Price"), net to the tendering stockholder in cash.

     The Offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated as of July 27, 1997 (the "Merger Agreement"), by and among the Company, Purchaser and Intel. The Merger Agreement provides, among other things, for the making of the Offer, and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain other conditions, Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation after the Merger (the "Surviving Corporation"). Purchaser is acting with the consent of the Company on behalf of Intel in making the Offer. The making of the Offer is the responsibility of Intel under the Merger Agreement and the making of the Offer by Purchaser is not intended to in any way reduce Intel's obligations, duties and liabilities under the Merger Agreement. At the effective time of the Merger, each outstanding Share (except for Shares owned by Intel, the Company or any subsidiary of Intel or the Company and Shares held by stockholders exercising their appraisal rights under the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive the Offer Price, net to the holder in cash, without interest.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

     HAMBRECHT & QUIST LLC ("HAMBRECHT & QUIST"), FINANCIAL ADVISOR TO THE COMPANY, HAS DELIVERED A WRITTEN OPINION TO COMPANY'S BOARD, DATED JULY 27, 1997 (THE "HAMBRECHT & QUIST OPINION"), TO THE EFFECT THAT, AS OF THAT DATE, THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY PURSUANT TO THE MERGER AGREEMENT WAS FAIR FROM A FINANCIAL POINT OF VIEW TO SUCH STOCKHOLDERS. THE FULL TEXT OF THE HAMBRECHT & QUIST OPINION IS ATTACHED TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH. STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW OF HAMBRECHT & QUIST.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THE SATISFACTION OR WAIVER OF CERTAIN CONDITIONS TO THE OBLIGATIONS OF PURCHASER, INTEL AND THE COMPANY TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING (I) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES ON A FULLY-DILUTED BASIS (THE "MINIMUM CONDITION") AND (II) RECEIPT BY PURCHASER, INTEL AND THE COMPANY OF CERTAIN GOVERNMENTAL AND REGULATORY APPROVALS. SEE "THE TENDER OFFER--15. CERTAIN CONDITIONS OF THE OFFER."

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

     The Offer will expire at MIDNIGHT, New York City time, on Thursday, August 28, 1997, unless extended.

     Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "THE TENDER OFFER--5. Certain Federal Income Tax Consequences." Purchaser will pay all charges and expenses of Citibank, N.A., as Depositary (in such capacity, the "Depositary"), and D.F. King & Co., Inc., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses to be paid by Purchaser, see "THE TENDER OFFER--17. Fees and Expenses."

     Consummation of the Merger is subject to a number of conditions, including approval by the stockholders of the Company if such approval is required by applicable law. See "THE TENDER OFFER--16. Certain Legal Matters; Regulatory Approvals." If Intel acquires a majority of the outstanding Shares, it will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder of the Company. If Intel acquires at least 90% of the outstanding Shares, Intel intends to approve and consummate the Merger without any action by, or any further prior notice to, the other stockholders of the Company pursuant to the short-form merger provisions of the DGCL. In addition, under certain circumstances, when Intel has not acquired 90% of the outstanding Shares, the Company has granted Intel an option to purchase up to that number of authorized and unissued Shares which equals 19.99% of the then outstanding Shares.

     The Company has informed Intel that as of July 27, 1997 there were 22,043,501 Shares issued and outstanding and 3,983,598 Shares reserved for issuance upon the exercise of outstanding stock options and warrants. As of the date hereof, Intel and its affiliates beneficially own no Shares. Based on the foregoing, Intel believes that the Minimum Condition will be satisfied if at least 13,013,550 Shares are validly tendered and not withdrawn prior to the Expiration Date.

     The information contained in this Offer to Purchase concerning the Company was supplied by the Company. Purchaser takes no responsibility for the completeness or accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Intel and Purchaser was supplied by Purchaser. The Company takes no responsibility for the completeness or accuracy of such information.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. ALSO SEE "THE TENDER OFFER--18. MISCELLANEOUS" FOR INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER.

     References herein to Intel shall, unless the context indicates otherwise, include Intel and all of its subsidiaries including Purchaser.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not theretofore withdrawn in accordance with the provisions set forth in this Offer to Purchase under the caption "TENDER OFFER--3. Withdrawal Rights." The term "Expiration Date" shall mean Midnight, New York City time, on Thursday, August 28, 1997, unless and until Purchaser, subject to restrictions contained in the Merger Agreement, shall from time to time have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     Pursuant to the Merger Agreement, Intel may increase the Offer Price and may make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, Intel may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the number of Shares sought pursuant to the Offer, (iv) add additional conditions to the Offer, (v) amend the conditions to the Offer set forth in Annex A to the Merger Agreement to broaden their scope, (vi) amend the Minimum Condition, (vii) extend the Offer except as permitted by the terms of the Merger Agreement or (viii) make any other changes in the terms or conditions of the Offer which are adverse to holders of Shares.

     Intel may, without the consent of the Company's Board of Directors, (i) from time to time extend the Offer if at the scheduled Expiration Date of the Offer any conditions to the Offer shall not have been satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") applicable to the Offer, and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than twenty business days beyond the latest Expiration Date that would otherwise be permitted under clauses (i) or (ii) of this sentence if on such Expiration Date there shall not have been tendered at least 90% of the outstanding Shares. In addition, if at any scheduled Expiration Date any of the conditions to the Offer have not been satisfied or waived by Intel, but are capable of being satisfied, Intel shall from time to time extend the Offer until such conditions are satisfied or waived, provided that Intel shall not be required to extend the Offer beyond October 31, 1997. As used in this Offer to Purchase, "business day" means with respect to the Merger Agreement any day, other than a day on which banks in the State of California are authorized to close or the Nasdaq National Market is closed. Purchaser confirms that its right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tenderer pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Subject to the applicable rules and regulations of the Commission, Intel expressly reserves the right, subject to the terms and conditions of the Merger Agreement, at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer, to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares, or (iii) waive any condition, by giving oral or written notice of such termination, amendment, extension or waiver to the Depositary. During any such extension all Shares previously tendered and not properly withdrawn will remain subject to any such extension and will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. In the event that Intel waives any of the conditions set forth in this Offer to Purchase under the caption "THE TENDER OFFER--15. Certain Conditions of the Offer," the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning such waiver.

     If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Offer to Purchase under the caption "THE TENDER OFFER--3. Withdrawal Rights." However, as described above, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. Such rules generally provide that the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to securityholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten-business day period is generally required to allow for adequate dissemination to stockholders and for investor response.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     The Company has provided Purchaser with the Company stockholder list, a nonobjecting beneficial owners list, and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES

  Valid Tender of Shares

     For a stockholder to validly tender Shares pursuant to the Offer, either
(i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and either certificates ("Share Certificates") for tendered Shares must be received by the Depositary at one of such addresses or such tendered Shares must be delivered pursuant to the procedure for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined herein) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below.

  Book-Entry Transfers

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each individually, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing the book-entry transfer system to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry transfer at any Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH ITS BOOK-ENTRY PROCEDURES DOES NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees

     No signature guarantee on the Letter of Transmittal is required if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in a Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal, or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates not validly tendered, not accepted for payment or not purchased are to be issued or returned to, a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Share Certificates with the signature on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

  Guaranteed Delivery

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such

Shares may nevertheless be tendered provided that all of the following guaranteed delivery procedures are duly complied with:

          (a) such tender is made by or through an Eligible Institution;

          (b) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

          (c) the Share Certificates representing all tendered Shares, in proper form for transfer (or Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of such Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which securities are traded on the Nasdaq National Market.

     The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or, in the case of book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares to any tendering stockholders, regardless of any extension of the Offer or any delay in making such payment.

  Determination of Validity

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares with respect to any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. None of Purchaser, Intel, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Other Requirements

     By executing the Letter of Transmittal as set forth herein, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after July 27, 1997), effective when, if and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. All such proxies shall be considered coupled with an interest in the tendered Shares. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares accepted for payment or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given. Such designees of Purchaser will, with respect to such Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper in respect of any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described herein will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  Backup Federal Income Tax Withholding

     To prevent backup federal income tax withholding on payments of cash pursuant to the Offer, a stockholder tendering Shares in the offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certification described herein, under federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to such stockholder pursuant to the Offer. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment and paid for as provided herein, may also be withdrawn at any time after September 29, 1997.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be furnished to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 2 above, any notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with such withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

     Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 above at any time on or prior to the Expiration Date.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and will pay for, any and all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with Section 3 above promptly after the Expiration Date. Subject to applicable rules of the Commission and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates (or timely Book-Entry Confirmation of the book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under Section 2 above), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF THE SHARES TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PATENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If Purchaser is delayed in its acceptance for payment of, or payment for tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described under Section 3 above.

     If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any reason, Share Certificates for any such Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth under Section 2 above, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The summary of Federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, for federal tax purposes, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer.

     A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder who does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). See Section 2.

     If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return.

6.  PRICE RANGE OF THE SHARES

     The Shares are traded on the Nasdaq National Market under the symbol CHPS. The following table sets forth, for the periods indicated, the high and low sales prices of the Common Stock as reported on the Nasdaq National Market:

                                                                                 TRADING
                                                                            ------------------
                                                                             HIGH        LOW
                                                                            -------     ------
Fiscal Year Ended June 30, 1996:
First Quarter.............................................................  $ 15.88     $11.88
Second Quarter............................................................  $ 13.88     $ 7.88
Third Quarter.............................................................  $ 10.13     $ 8.00
Fourth Quarter............................................................  $ 12.38     $ 8.63

Fiscal Year Ended June 30, 1997:
First Quarter.............................................................  $ 14.50     $ 8.88
Second Quarter............................................................  $ 26.50     $12.88
Third Quarter.............................................................  $ 22.38     $10.38
Fourth Quarter............................................................  $ 11.88     $ 7.88

Fiscal Year Ending June 30, 1998:
First Quarter (through July 31, 1997).....................................  $ 17.31     $10.25

     On July 25, 1997, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to published sources, the last reported sale price of the Common Stock on the Nasdaq National Market was $14.00 per Share. On July 31, 1997, the last full day of trading before the commencement of the Offer, according to published sources, the last reported sale price of the Common Stock on the Nasdaq National Market was $16.875 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON STOCK.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

  General

     The Company is a Delaware corporation with its principal offices located at 2950 Zanker Road, San Jose, California 95134.

     The Company is a leading supplier of highly integrated semiconductor and software solutions to personal computer manufacturers. The Company's solutions provide enhanced graphics, video and other advanced display capabilities, primarily for portable computers. The Company is currently the world's leading supplier of graphics and video controllers for portable computers. Some of the Company's customers are ACER, Apple Computer, DEC, Hewlett Packard, IBM, NEC and Toshiba.

  Available Information

     The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their remuneration, stock options granted to them and shares held by them), the principal holders of the Company's securities, and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees from the Commission's principal office at 450 Fifth Street. N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at
<http://www.sec.gov> that contains reports, proxy statements and other information. In addition, such material should also be available for inspection at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

  Summary Financial Information

     The following table sets forth certain summary consolidated financial information with respect to the Company and its consolidated subsidiaries derived from the audited financial statements contained in the Company's 1996 Annual Report on Form 10-K and the unaudited financial statements contained in the Company's Quarterly Reports on Form 10-Q dated March 31, 1996 and March 31, 1997. The summary below is qualified by reference to such document (which may be inspected and obtained as described above under "Available Information"), including the financial statements and related notes contained therein.

                          THE COMPANY AND SUBSIDIARIES
                      SELECTED CONSOLIDATED FINANCIAL DATA

                                          NINE MONTHS ENDED                FISCAL YEAR ENDED
                                       -----------------------     ----------------------------------
                                       MARCH 31,     MARCH 31,     JUNE 30,     JUNE 30,     JUNE 30,
                                         1997          1996          1996         1995         1994
                                       ---------     ---------     --------     --------     --------
Income Statement Data:
  Net Sales........................    $ 130,476     $ 111,992     $150,788     $104,731     $ 73,444
  Gross margin.....................       61,072        43,776       60,936       39,856       26,480
  Operating Income (loss)..........       24,515        13,531       19,495        9,748       (1,077)
  Net income.......................       27,474        19,821       25,750        9,388        2,714
  Net income per share: (1)........         1.19          0.91         1.18         0.47         0.16
  Shares used in computing net
     income per share (1)..........       23,079        21,905       21,791       20,182       16,623

                                            AT MARCH 31,
                                       -----------------------     AT JUNE
                                         1997          1996        30, 1996
                                       ---------     ---------     --------
Balance Sheet Data:
  Cash and Short-term
     investments...................    $  79,771       $51,572     $ 59,345
Current assets.....................      108,083        72,717       84,305
  Total assets.....................      141,406        97,978      108,071
  Current liabilities..............       21,202        18,912       23,886
  Long-term debt...................          959         1,307          796
  Total shareholders' equity.......      119,245        77,759       83,389
  Shares outstanding at end of
     period........................       21,953        20,472       20,620

---------------

(1) Fully diluted earnings per share and shares used in computing fully diluted earnings per share were not materially different from primary earnings per share and shares used in computing primary earnings per share.

     Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information. Although Purchaser has no knowledge that any such information is untrue, Purchaser takes no responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

  Certain Recent Developments

     On July 17, 1997, the Company announced that for its fiscal year ended June 30, 1997 ("Fiscal 1997"), it had revenues of $168,000,000 compared to the $151,000,000 reported for its fiscal year ended June 30, 1996 ("Fiscal 1996"). It also reported Fiscal 1997 net income of $36,200,000 or $1.58 per share compared to the $25,800,000 or $1.18 per share reported in Fiscal 1996. The Company reported that Fiscal 1997 results include gains from the sale of shares of Advanced Micro Devices, Inc. of $3,100,000, or $0.13 per share, in the quarter ended March 31, 1997 and $3,700,000, or $0.16 per share, in the quarter ended June 30, 1997.

8.  CERTAIN INFORMATION CONCERNING PURCHASER AND INTEL

     Purchaser is a Delaware corporation with its principal executive offices located at 2200 Mission College Boulevard, Santa Clara, California 95052-8119. Purchaser is a wholly-owned subsidiary of Intel which was organized to acquire the Company and has not conducted any unrelated activities since its organization. Purchaser is acting with the consent of the Company on behalf of Intel in making the Offer. The making of the Offer is Intel's responsibility under the terms of the Merger Agreement and the making of the Offer by Purchaser does not in any way reduce Intel's obligations, duties and liabilities under the Merger Agreement.

     Intel is a Delaware corporation with its principal office located at 2200 Mission College Boulevard, Santa Clara, California 95052-8119. Intel and its subsidiaries operate mainly in one industry segment. Intel designs, develops, manufactures and markets microcomputer components and related products at various levels of integration. Intel's principal components consist of silicon-based semiconductors etched with complex patterns of transistors. Each one of these integrated circuits can perform the functions of thousands--some even millions--of individual transistors, diodes, capacitors and resistors.

     Set forth below is certain selected consolidated financial information with respect to Intel and its subsidiaries excerpted from the information contained in Intel's 1996 Annual Report to Stockholders (the "Intel 1996 Annual Report") and Intel's Quarterly Report on Form 10-Q for the quarter ended March 29, 1997 (the "Intel 1997 10-Q"). More comprehensive financial information is included in the Intel 1996 Annual Report, the Intel 1997 10-Q and other documents filed by Intel with the Commission, and the following summary is qualified in its entirety by reference to the Intel 1996 Annual Report, the Intel 1997 10-Q and such other documents and all the financial information (including any related notes) contained therein. The Intel 1996 Annual Report, the Intel 1997 10-Q and such other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                       INTEL CORPORATION AND SUBSIDIARIES
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                        YEAR ENDED                     THREE MONTHS ENDED
                                        ------------------------------------------   -----------------------
                                        DECEMBER 28,   DECEMBER 30,   DECEMBER 31,    MARCH 29,    MARCH 30,
                                            1996           1995           1994          1997         1996
                                        ------------   ------------   ------------   -----------   ---------
                                                                                           (UNAUDITED)
Summary of Earnings Data:
  Net revenues........................    $ 20,847       $ 16,202       $ 11,521       $ 6,448      $ 4,644
  Operating income....................    $  7,553       $  5,252       $  3,387       $ 2,867      $ 1,305
  Net income..........................    $  5,157       $  3,566       $  2,288       $ 1,983      $   894
  Earnings per common and common
     equivalent share(1)..............    $   2.90       $   2.02       $   1.31       $  1.10      $  0.51

                                            AT             AT                            AT
                                       DECEMBER 28,   DECEMBER 30,                   MARCH 29,
                                           1996           1995                          1997
                                       ------------   ------------                  ------------
                                                                                    (UNAUDITED)
Balance Sheet Data:
  Total assets.......................    $ 23,735       $ 17,504                      $ 25,102
  Total current liabilities..........    $  4,863       $  3,619                      $  5,501
  Total liabilities..................    $  6,863       $  5,364                      $  7,994
  Total stockholders' equity.........    $ 16,872       $ 12,140                      $ 17,108

---------------

(1) Per share numbers have been restated to reflect a 2 for 1 stock split effected as a special stock distribution and paid July 13, 1997.

     Available Information. Intel is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports relating to its business, financial condition and other matters. Information, as of particular dates, concerning Intel's directors and officers, their remuneration, stock options and other matters, the principal holders of Intel's securities and any material interest of such persons in transactions with Intel is required to be disclosed in proxy statements distributed to Intel's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission in the same manner as is set forth with respect to the Company in Section 7.

     The name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the executive officers of Intel and Purchaser are set forth in Schedule I hereto.

     Except as described in this Offer to Purchase (i) none of Intel or Purchaser nor, to the best of Intel's and the Purchaser's knowledge, any of the persons listed in Schedule I hereto, or any associate or majority-owned subsidiary of Intel or any of the persons so listed, beneficially owns or has any right to acquire directly or indirectly any Shares or has any contract, arrangement, understanding or relationship with any other person with respect to any Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, and
(ii) none of Intel or Purchaser nor to the best knowledge of Intel and Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, since June 30, 1994, neither Intel or Purchaser nor, to the best knowledge of Intel and Purchaser, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since June 30, 1994 there have been no contracts, negotiations or transactions between Intel, or any of its subsidiaries or, to the best knowledge of Intel and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition; a tender offer for or other acquisition of securities of any class of the Company; an election of directors of the Company; or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

9.  SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by Purchaser to purchase the Shares will be approximately $416 million. Purchaser plans to obtain all funds needed for the Offer through a capital contribution, which will be made by Intel to Purchaser at the time the Shares tendered pursuant to the Offer are accepted for payment. Intel intends to use its available cash on hand to make this capital contribution. Neither the Offer nor the Merger is conditioned on obtaining financing.

10.  CERTAIN TRANSACTIONS BETWEEN INTEL AND THE COMPANY

     Intel has been developing a graphics component for the desktop PC market segment. Under an agreement with Lockheed-Martin Corporation dated May 3, 1996, the Company is the identified subcontractor for providing 2D and video engineering elements for that project. The project is expected to be completed by December, 1997. As consideration for the 2D and video technology being licensed, Intel agreed to pay a royalty to Lockheed-Martin Corporation for the products sold under the agreement and Lockheed-Martin Corporation agreed to pay the Company a portion of those royalties received from Intel as compensation for the Company's 2D and video technology. Intel is discussing with Lockheed-Martin Corporation amending the royalty provisions to take on the direct obligation to pay royalties on the Intel parts to the Company, rather than having those royalties flow through Lockheed-Martin Corporation.

     Intel and the Company have a standing Confidential Non-Disclosure Agreement (the "CNDA"). As part of normal business practices with independent hardware vendors to the PC industry, Intel will discuss technology trends so that PC-system providers are better served. Under the CNDA, Intel has discussed certain technology trends related to mobile PC systems technology with the Company.

11.  CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER AND THE MERGER

     On May 8, 1997, an initial meeting was held in San Jose, California. Attending the meeting on behalf of Intel were Leslie Vadasz, Senior Vice President of Corporate Business Development and a member of Intel's Board of Directors; Arvind Sodhani, Vice President and Treasurer; Stephen Nachtsheim, Vice President and Larry Palley, Director of Business Development, Platform Components Division. Jim Stafford, the President and Chief Executive Officer of the Company, attended the meeting on behalf of the Company. The representatives from each company discussed the plans and goals of their respective companies in order to determine whether or not the parties had mutual interests and should proceed with further discussions.

     On June 5, 1997, Pat Gelsinger, Vice President; Stephen Nachtsheim, Randy Tinsley, Assistant Treasurer responsible for Mergers & Acquisitions and Larry Palley of Intel met with Mr. Stafford, Morris Jones, Chief Technical Officer, Tim Christofferson, Chief Financial Officer, Jeffery Anne Tatum, General Counsel, and Larry Roffelson, Vice President of Engineering at the Company's headquarters in San Jose, California to learn more about the Company's business. Following this meeting, Messrs. Gelsinger, Tinsley and Palley met with Messrs. Stafford and Jones to discuss generally the goals and objectives of a possible acquisition of the Company by Intel and some of the potential general terms and conditions that might apply to such a transaction.

     On June 17, 1997, Randy Tinsley visited Jim Stafford at the Company's headquarters in San Jose, California and with Pat Gelsinger participating by telephone discussed in more detail potential terms and conditions of an acquisition of the Company by Intel.

     On June 25, 1997 Pat Gelsinger and Randy Tinsley met with Jim Stafford, Jeffery Anne Tatum and representatives from Hambrecht & Quist in San Jose, California to discuss issues surrounding valuation of the Company.

     On July 10, 1997, Leslie Vadasz and Randy Tinsley met with Jim Stafford at the Company's headquarters in San Jose, California to further discuss issues surrounding valuation of the Company in the context of an acquisition of the Company by Intel.

     On July 15, 1997, Jim Stafford met with Leslie Vadasz, Arvind Sodhani and Randy Tinsley at Intel's headquarters in Santa Clara, California to further discuss issues related to valuation and structure of a possible acquisition of the Company by Intel.

     On July 16, 1997, Intel's Board of Directors reviewed the proposed transaction and granted authority to management to seek to negotiate and execute a binding agreement within certain guidelines. Following the meeting of the Board of Directors, Randy Tinsley spoke with Jim Stafford and provided to him the possible terms and conditions for a potential acquisition of the Company by Intel. Later that evening, Mr. Stafford informed Mr. Tinsley that the Company's board had instructed him to inform Intel that such terms and conditions were not acceptable to the Company.

     On July 17 and 18, 1997, representatives of Hambrecht & Quist LLC had discussions with representatives of Intel.

     On July 19, 1997 and July 20, 1997, Leslie Vadasz and Jim Stafford spoke several times by telephone, discussing the price and structure of a possible acquisition of the Company by Intel.

     On July 21, 1997, Leslie Vadasz, Arvind Sodhani and Randy Tinsley met with Jim Stafford and Jeffery Anne Tatum to discuss issues surrounding valuation of the Company in the context of a purchase of the Company by Intel. Late in the evening of July 21, 1997, Mr. Stafford and Mr. Vadasz spoke by telephone and concluded that if an acquisition were to occur, it would have to be at a price of $17.50 per Share.

     Beginning July 22, 1997 and until the signing of the Merger Agreement on July 27, 1997, representatives of Intel and the Company met daily to complete negotiations of the terms and conditions of an acquisition and to draft an acquisition agreement.

     At a meeting on July 27, 1997, the Board of Directors of the Company unanimously approved the Offer and the Merger. At the same meeting, the Board unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are fair to and in the best interests of the Company's stockholders, (b) adopted and approved the Merger Agreement and authorized the execution thereof by the Company, and (c) recommended that the Company's stockholders accept the Offer, tender their Shares thereunder and, if required by applicable law, adopt and approve the Merger Agreement.

12.  PURPOSE OF THE OFFER; THE MERGER AGREEMENT

     Purpose and Structure. The purpose of the Offer is for Intel to acquire the entire equity interest in the Company. The purpose of the Merger is for Intel to acquire all of the equity interest in the Company not acquired pursuant to the Offer. Upon consummation of the Merger, the Company will become a direct, wholly-owned subsidiary of Intel. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt transfer of ownership of the equity interest in the Company held by the Company's stockholders from them to Intel and to provide them with cash for all of their Shares.

     Under the DGCL, the approval of the Board and, under certain circumstances, the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. If Intel acquires a majority of the Shares, it will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder of the Company.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a special meeting of its stockholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required under the DGCL. Intel has agreed that all Shares owned by it and any of its affiliates will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

     Under the DGCL, if, following consummation of the Offer, Intel owns at least 90% of the Shares then outstanding, Intel will be able to cause the Merger to occur without a vote of the Company's stockholders. In such event, Intel and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after consummation of the Offer without a meeting of the Company's stockholders. If, following consummation of the Offer, Intel owns less than 90% of the Shares then outstanding, a vote of the Company's stockholders will be required under the DGCL to approve the Merger, and a significantly longer period of time will be required to effect the Merger. See "THE TENDER OFFER--15. Certain Conditions of the Offer." However, if following consummation of the Offer, Intel owns less than 90% of the Shares then outstanding, the Company has granted Intel an option to purchase up to that number of authorized and unissued Shares which equals 19.99% of the Shares outstanding immediately prior to the exercise of such option. The purchase of Shares pursuant to such Option may, under certain circumstances, allow Intel to increase its ownership of Shares above 90% in order to consummate the Merger without a vote of the stockholders of the Company. In addition, Intel reserves the right to purchase additional Shares in the open market.

  The Merger Agreement

     The following summary of certain provisions of the Merger Agreement is presented only as a summary and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to the Schedule 14D-1.

     The Offer. The Merger Agreement provides for the making of the Offer. Purchaser is acting with the consent of the Company on behalf of Intel in making the Offer. The making of the Offer is Intel's responsibility under the terms of the Merger Agreement and the making of the Offer by Purchaser does not in any way reduce Intel's obligations, duties and liabilities under the Merger Agreement. Intel's obligation to accept for payment or pay for Shares is subject to the satisfaction of the conditions that are described in "THE TENDER OFFER--15. Certain Conditions of the Offer." Pursuant to the Merger Agreement, Intel expressly reserves the right to waive any of the conditions to the Offer, to the extent permitted by applicable law, and to make any change in the terms or conditions of the Offer; provided that, without the written consent of the Company, Intel may not decrease the Offer Price, modify the Minimum Condition, change the form of consideration payable, decrease the number of Shares sought, amend the conditions to the Offer to broaden the scope of such conditions, amend any other term of the Offer in a manner adverse to the holders of Shares or extend the Offer (except as permitted by the Merger Agreement) in any manner that is materially adverse to the holders of Shares. Notwithstanding the foregoing, Intel may (i) extend the expiration date from time to time if at the date of the Offer all conditions to the Offer have not been satisfied or waived,
(ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer, and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than twenty (20) business days beyond the latest Expiration Date that would otherwise be permitted as described in clauses (i) or (ii) of this sentence if on such expiration date there shall not have been tendered at least 90% of the outstanding Shares. If all conditions to the Offer are not satisfied but are reasonably capable of being satisfied, Intel shall extend the Offer until the waiver or the satisfaction of such conditions; provided that Intel shall not be required to extend the Offer beyond October 31, 1997.

     The Merger. As soon as practicable after the satisfaction or waiver of the conditions to the Merger, Purchaser will be merged with and into the Company, as a result of which the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation. The Effective Time will occur at the date and time that a certificate of merger in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware. The Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware. In the Merger, each outstanding Share (other than Shares held by Intel, Purchaser or any other subsidiary of Intel or held in the treasury of the Company or by any subsidiary of the Company, which will be canceled and retired without any payment with respect thereto, or Shares with respect to which the holder properly exercises such holder's dissenters' rights under the DGCL) will be converted into the right to receive the Offer Price, without interest thereon (the "Merger Consideration"). Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation. The Certificate of Incorporation of the Company at the Effective Time will be the Certificate of Incorporation of the Surviving Corporation until modified in accordance with applicable law. The Bylaws of Purchaser in effect at the Effective Time shall be the Bylaws of the Surviving Corporation. The directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation until their successors are duly elected and qualified, and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation until replaced in accordance with the Bylaws of the Surviving Corporation.

     Stockholders' Meeting. The Merger Agreement provides that, if required by applicable law, the Company, acting through the Board, will call a meeting of its stockholders to be held as promptly as practicable following the acceptance for payment of Shares pursuant to the Offer for the purpose of considering and voting on the approval of the Merger and adoption of the Merger Agreement. Under the Merger Agreement, Intel has agreed to vote, or cause to be voted, at any such meeting all Shares owned by it, Purchaser or any other subsidiary of Intel in favor of the Merger.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties of the Company with respect to corporate existence and power, capitalization, subsidiaries, corporate authorization relative to the Merger Agreement, governmental consents and approvals, Commission reports, financial statements, documents relating to the Offer and the Merger, the Rights Agreement and other matters. Intel and Purchaser have also made certain representations and warranties with respect to corporate existence and power, corporate authorization relative to the Merger Agreement, governmental consents and approvals, documents relating to the Offer and the Merger, financing of the Offer and the Merger, and other matters.

     Conduct of Business Pending the Merger. The Company has agreed that, prior to the acceptance for payment and purchase of Shares pursuant to the Offer, unless Intel shall otherwise agree, or as otherwise contemplated in the Merger Agreement, (i) the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course, (ii) the Company will not, among other things, (a) sell or pledge or agree to sell or pledge any stock owned by it or any of its subsidiaries, (b) amend its Certificate of Incorporation or Bylaws, or (c) split, combine or reclassify the outstanding Shares or (d) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares, and (iii) neither the Company nor any of its subsidiaries will, except under certain circumstances as set forth in the Merger Agreement, (a) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class other than Shares issuable pursuant to presently outstanding Options, (b) transfer property or assets, (c) assume the obligations of any other person, (d) make any loans to any other person, (e) make any capital expenditures in excess of certain limits, (f) enter into employment agreements except for agreements with certain employees, (g) enter into or amend any compensation or benefit plan, (h) change any accounting principles or practices, (j) compromise any material claims; (k) make a tax election, (l) take any action which would cause the representations and warranties contained in the Merger Agreement to become untrue, or (m) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

     Conditions to the Merger. The obligation of each of the Company, Intel and Purchaser to consummate the Merger is subject to the satisfaction or waiver of each of the following conditions: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the stockholders, if such vote is required by applicable law, (ii) any governmental consents or approvals required to consummate the Merger shall have been obtained (except where the failure to obtain such consents or approvals would not have a material adverse effect on (a) the Company and its subsidiaries, taken as a whole, or (b) Intel's ability to consummate the transactions contemplated by the Merger Agreement), and (iii) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered or enforced by any United States governmental agency or authority or court which remains in effect and prohibits, restrains, enjoins or restricts the consummation of the Merger or makes the acquisition or holding by Intel, its subsidiaries or affiliates of the Shares or the shares of common stock of the Surviving Corporation illegal. The obligations of Intel and Purchaser to effect the Merger are also subject to (i) the representations and warranties of the Company being true as of the closing date of the Merger, and (ii) the Company having complied with the obligations to be performed by it under the Merger Agreement. The obligations of the Company to complete the Merger is also subject to (i) the representations and warranties of Intel and Purchaser being true as of the closing date of the Merger, and (ii) each of Intel and Purchaser having performed its obligations to be performed by it under the Merger Agreement.

     Third Party Acquisition. Pursuant to the Merger Agreement, the Company has agreed it will not initiate, solicit or otherwise encourage or facilitate any proposal for a Third Party Acquisition (as defined) of the Company. The Company also agreed not to provide confidential information or engage in discussion with any person regarding a Third Party Acquisition unless required to do so in order to comply with the fiduciary duties of the Board of Directors of the Company. The Company agreed to promptly notify Intel regarding any proposals, negotiations or inquiries regarding a Third Party Acquisition. The Company may only accept a proposal regarding a Third Party Acquisition if (i) the Board of Directors of the Company determines in good faith that it is necessary to do so in order to comply with its fiduciary duties, (ii) such proposal, among other things, is reasonably capable of being completed and is more favorable to the Company's shareholders than the Merger, (iii) the Company has provided written notice to Intel regarding the material terms of such proposed Third Party Acquisition, (iv) Intel has not, within five business days of receiving such notice, made an offer which is as favorable to the Company's stockholders as such proposal, and (v) the Company has made the first payment to Intel described in the last sentence of the following paragraph.

     Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after stockholder approval thereof, (i) by the mutual consent of Intel and the Company; (ii) by either Intel or the Company if any non-appealable order has been entered permanently restraining the Merger;
(iii) by the Company if, (a) prior to the purchase of Shares pursuant to the Offer, the Company enters into a definitive agreement providing for an acquisition of the Company by a third party on terms superior to the Offer and the Company makes the first payment described in the last sentence of this paragraph, (b) Intel breaches or fails in any material respect to perform or comply with any of the material covenants and agreements in the Merger Agreement or breaches its representations and warranties in any material respect and such failure is not cured prior to the earlier of twenty days after notice of such breach is given or two days before the Offer expires, or (c) after October 31, 1997, Intel fails to purchase any Shares pursuant to the Offer, provided that the Company is not in material breach of the Merger Agreement; or (iv) by Intel if, (a) prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Intel, its approval or recommendation of the Offer, the Merger Agreement or the Merger, (b) it shall have terminated the Offer without purchasing any Shares thereunder, provided that Intel has not failed to purchase the Shares in the Offer in breach of the terms thereof, (c) there has been a material breach by the Company of any representation, warranty, covenant or agreement that is not cured within twenty days after notice of such breach is given, and (d) after January 15, 1998, the Merger has not been consummated and no material breach of the Merger Agreement by Intel is the proximate cause of such failure to consummate the Merger.

Upon the termination of the Merger Agreement under certain circumstances where a proposal for a Third Party Acquisition has been made, the Company shall pay to Intel $5,000,000 and, if a Third Party Acquisition is consummated, an additional $8,000,000.

     Amendment and Waiver. The Merger Agreement can only be amended by a written agreement executed by the parties.

     Expenses. Except as described below, each party will bear its own expenses in connection with the Offer and the Merger. Upon termination of the Merger Agreement, under certain circumstances the Company has agreed to pay Intel $2,000,000 to reimburse Intel for its costs and expenses in connection with the Offer and the Merger.

     Rights Agreement. The Board of Directors of the Company has made a determination that the Merger Agreement and the transactions contemplated thereby are at a price and on terms which are adequate and are otherwise in the best interests of the Company and its stockholders. Therefore, the Offer is a Permitted Offer (as defined in the Rights Agreement) and the Rights shall expire upon the consummation of the Merger.

Interests of Certain Persons in the Merger

     Except as described below, each outstanding stock option (an "Option") granted under the Company's Amended and Restated 1994 Stock Option Plan will be assumed and converted in accordance with the terms of the Merger Agreement and the Amended and Restated 1994 Stock Option Plan into options to purchase shares of common stock of Intel (an "Intel Option"). Each Option to purchase a share will be converted into an Intel Option to purchase 0.197656 shares of Intel's common stock and the Option's exercise price will be adjusted so that the exercise price per share of an Intel Option will equal the current Option's per share exercise price divided by 0.197656. Unvested Options to purchase 4,922 Shares held by one Director of the Company will not be assumed because the vesting of such Options will be accelerated in connection with the Merger.

     It is anticipated that ten of the Company's executive officers and senior staff members will enter into employment agreements with Intel. Under these agreements unvested Options (and possibly vested Options) granted under the Amended and Restated 1994 Stock Option Plan held by such employees will not be converted into Intel Options. Instead they will be terminated voluntarily by the holders thereof at the effective time of the Merger in exchange for the establishment of non-qualified deferred compensation accounts which will vest on a schedule corresponding to the vesting schedule of their terminated Options. The employment agreements will provide for the immediate vesting of such non-qualified deferred compensation accounts upon the termination for any reason of such executive's employment. The deferred compensation accounts will be in amounts in each case equal to the difference between $17.50 and the exercise price of the executive's Options multiplied by the number of Shares covered by the executive's Options. The value of the deferred compensation accounts (based solely upon the value of unvested Options) for the five most highly compensated executive officers of the Company will be approximately as follows: Mr. Stafford ($1,287,000); Mr. Angelo ($497,023); Mr. Christopher ($452,909); Mr. Jones
($452,917); and Mr. Roffelsen ($497,023).

     The Merger Agreement does not provide for the assumption of any options issued under the Company's Amended and Restated Employee Stock Purchase Plan or the Company's First Amended 1988 Non-Qualified Stock Option Plan for Outside Directors. However, the vesting of unvested options issued under the Company's First Amended 1988 Non-Qualified Stock Option Plan for Outside Directors will be accelerated prior to the Merger. All options issued and outstanding under the Company's Amended and Restated Employee Stock Purchase Plan have already vested according to the terms of such plan. All options issued under the Company's First Amended 1988 Non-Qualified Stock Option Plan for Outside Directors and the Company's Amended and Restated Employee Stock Purchase Plan will terminate unless exercised prior to the Merger.

     As noted above, it is anticipated that ten of the Company's executive officers and senior staff will enter into employment agreements relating to the period following the Merger. Although these agreements have not yet been finalized, it is anticipated that they will generally have terms of from six months to two years, provide for transition bonuses and will contain severance provisions providing for payments of up to one year's salary in connection with certain terminations of employment. Because the compensation packages historically offered by the Company and the compensation packages offered by Intel differ in a number of material respects, comparisons between the compensation paid by the Company and the compensation paid by Intel are difficult. However, it is anticipated that the salary components of such packages will be roughly comparable and the bonuses in the Intel compensation package may, depending on the performance of Intel, result in increased compensation to such employees.

     Pursuant to the Merger Agreement, the Surviving Corporation (or any successor) will indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries against all losses, claims, damages, liabilities, fees, costs and expenses arising out of actions or omissions to the full extent permitted under Delaware law, subject to the Company's Certificate of Incorporation, Bylaws and indemnification agreements, all as in effect on the date of the Merger Agreement. In addition, for not less than six years after the Effective Time, Intel or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance (subject to certain maximum premium payments) or the Company, subject to certain limitations, may purchase such insurance prior to the consummation of the Merger.

  Rights Of Stockholders In The Merger

     No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, stockholders of the Company who have not sold their Shares will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ("Section 262") will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. The Weinberger court also noted that under Section 262, fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., however, the Delaware Supreme Court stated that, in the context of a two-step cash merger, "to the extent that value has been added following a change in majority control before cash-out, it is still value attributable to the going concern," to be included in the appraisal process. As a consequence of the foregoing, the fair value determined in any appraisal proceeding could be the same as or more or less than the Merger Consideration.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SECTION 262 INCLUDED HEREWITH IN ANNEX A. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS ARE CONDITIONED ON STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

  Going Private Transactions

     The Merger would have to comply with any applicable Federal law operating at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to the consummation of the Merger.

13.  DIVIDENDS AND DISTRIBUTIONS

     According to the Company's 1996 Annual Report on Form 10-K, the Company has not paid cash dividends to date and intends to retain any future earnings for use in its business. Pursuant to the terms of the Merger Agreement, the Company will not split, combine or reclassify the outstanding Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares.

     If on or after the date of the Merger Agreement the Company should declare or pay any cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares, payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominees or transferees on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under
Section 15 of this Offer to Purchase, (i) the purchase price per Share payable by Purchaser pursuant to the Offer may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or distribution, and (ii) any non-cash dividend, distribution or right to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (b) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance, Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right or such proceeds and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

14. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; NASDAQ NATIONAL MARKET AND EXCHANGE ACT REGISTRATION

     The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares.

  Nasdaq National Market Listing

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the Nasdaq National Market. According to the Nasdaq National Market's current published guidelines, the Shares would not be eligible to be included for continued listing if, among other things, the number of publicly held Shares falls below 200,000, the number of holders of Shares falls below 400 or the aggregate market value of such publicly held Shares falls below $1,000,000. If these standards are not met, the Shares would no longer be admitted to quotation on the Nasdaq National Market. In that event, the Shares might continue to be listed on the Nasdaq SmallCap Market, but if the number of holders of the Shares falls below 300, or if the number of publicly held shares falls below 100,000, or if the aggregate market value of such publicly held Shares does not exceed $200,000 or there are not at least two registered and active market makers, one of which may be a market maker entering a stabilizing bid, the Nasdaq SmallCap Market rules provide that the securities would no longer qualify for inclusion in the Nasdaq SmallCap Market and the Nasdaq SmallCap Market would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. Nasdaq has published proposed listing guidelines which, if adopted, would increase the requirements for listing of securities on the Nasdaq National Market and the Nasdaq SmallCap Market. In the event the Shares are no longer eligible for the Nasdaq National Market or Nasdaq SmallCap Market quotation, quotations might still be available from other sources. However, the extent of the public market for the Shares and the availability of such quotations would depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described herein and other factors. Based upon the Company's most recent Annual Report on Form 10-K, as of June 30, 1996, there were approximately 933 holders of record of the Shares.

  Margin Regulations

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

  Exchange Act Registration

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirements of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq National Market or Small Cap Market reporting. Intel currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

15.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer or the Merger Agreement, and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) relating to Intel's obligation to pay for or return tendered Shares after termination of the Offer, Intel shall not be required to accept for payment or pay for any Shares, shall delay the acceptance for payment of any Shares and if required by Section 1.1(b) of the Merger Agreement, shall extend the Offer by one or more extensions until October 31, 1997, and may terminate the Offer at any time after October 31, 1997 if (i) less than a majority of the outstanding Shares on a fully-diluted basis has been tendered pursuant to the Offer by the Expiration Date and not withdrawn, (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has not expired or terminated, (iii) approval of all necessary government officials and agencies (See Section 16) shall not have been obtained on terms and conditions reasonably satisfactory to Intel, or (iv) at any time after July 27, 1997 and before acceptance for payment of any Shares, any of the following events shall occur or shall be determined by Intel in good faith to have occurred and be continuing on or after October 31, 1997:

          (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any domestic or foreign governmental regulatory or administrative agency or authority or court or legislative body or commission which directly or indirectly (1) prohibits, or imposes any material limitations on, Intel's ownership or operation (or that of any of its subsidiaries or affiliates) of all or a material portion of its or the Company's businesses or assets, or compels Intel or its subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Intel and its subsidiaries, in each case taken as a whole, (2) prohibits, or makes illegal, the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, (3) results in the delay in or restricts the ability of Intel, or renders Intel unable, to accept for payment, pay for or purchase some or all of the Shares, (4) imposes material limitations on the ability of Intel effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased on all matters properly presented to the Company's stockholders, or (5) otherwise has a Company Material Adverse Effect (as defined);

          (b) (1) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any material respect as of the date of the Merger Agreement and as of consummation of the Offer as though made on or as of such date, but only if the respects in which the representations and warranties made by the Company (without giving effect to any "materiality" limitations or references to "material adverse effect" set forth therein) are inaccurate would in the aggregate have a Company Material Adverse Effect, (2) the Company shall have failed to comply with its covenants and agreements under the Merger Agreement in all material respects, or (3) there shall have occurred any events or changes which are likely to have a Company Material Adverse Effect;

          (c) it shall have been publicly disclosed or Intel shall have otherwise learned that (i) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or entered into a definitive agreement or agreement in principle to acquire beneficial ownership of more than 20% of the Shares or any other class of Capital Stock of the Company, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of more than 20% of the Shares, and (ii) such Person or group shall not have tendered such Shares pursuant to the Offer;

          (d) the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Intel (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or the Board of Directors of the Company shall have resolved to do any of the foregoing; or

          (e) the Merger Agreement shall have terminated in accordance with its terms; which in the good faith judgment of Intel, in any such case, and regardless of the circumstances (including any action or inaction by Intel) giving rise to such condition makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the Shares.

     The foregoing conditions (the "Offer Conditions"), other than the Minimum Condition, are for the sole benefit of Intel and may be waived by Intel, in whole or in part at any time and from time to time in the sole discretion of Intel. The failure by Intel at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

  General

     Except as described below, Intel is not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below in this Section under "State Takeover Statutes." While, except as otherwise expressly described herein, Intel does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action, any of which could cause Intel to decline to accept for payment or pay for any Shares tendered. Intel's obligation under the Offer to accept for payment and pay for shares is subject to the Offer Conditions, including conditions relating to legal matters discussed in this Section 16.

  Antitrust

     Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements.

     Intel expects to file a Notification and Report Form with respect to the Offer under the HSR Act as soon as practicable following commencement of the Offer. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m. Washington D.C. City time, on the 15th day after the date such form is filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting periods by requesting additional information or documentary material from Intel. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m. Washington D.C. time on the 10th day after substantial compliance by Intel with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to the obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Intel or the Company. Litigation seeking similar relief could be brought by private parties.

     Intel does not believe that consummation of the Offer and the other transactions contemplated by the Merger Agreement will result in violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 15 for certain conditions to the purchase of the Shares, including conditions with respect to litigation and certain governmental actions.

  State Takeover Statutes

     The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally, a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested director became an interested stockholder. Purchaser is not an interested stockholder. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

     A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.

     In Edgar v. MITE Corporation, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

     Based on information supplied by the Company, Intel does not believe that any state takeover statutes purport to apply to the Offer or the Merger. Neither Purchaser nor Intel has currently complied with any state takeover statute or regulation. Intel reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Intel might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Intel might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the merger. In such case, Intel may not be obliged to accept for payment or pay for any shares tendered pursuant to the Offer.

17.  FEES AND EXPENSES

     Intel has retained D.F. King & Co., Inc. to act as the Information Agent and Citibank, N.A. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services and be reimbursed for certain reasonable out-of-pocket expenses. Intel has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     Intel will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent). Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Intel for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser may, in its discretion, however, take such action as it may deem necessary to make the Offer in-any jurisdiction and extend the Offer to holders of Shares in any such jurisdiction.

     The Company has informed Intel that a complaint has been filed by a stockholder, on its own behalf and on behalf of the other stockholders of the Company, against the Company and its directors in the Court of Chancery of the State of Delaware in a lawsuit captioned, New York Apple Sales Inc., Profit Sharing Plan v. Chips and Technologies, Inc., et al. The complaint alleges, among other things, breaches of the fiduciary duties of the directors of the Company in connection with the Merger and seeks monetary damages and injunctive relief.

     No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, Intel or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

     Purchaser and Intel have filed with the Commission a Tender Offer Statement on Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

INTEL ENTERPRISE CORPORATION

August 1, 1997

                                   SCHEDULE I

            DIRECTORS AND EXECUTIVE OFFICERS OF INTEL AND PURCHASER

     The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Intel. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Intel. Unless otherwise indicated, the principal business address of each director or executive officer is Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California 95052.

  NAME, CITIZENSHIP AND           PRESENT OCCUPATION             MATERIAL POSITIONS HELD
CURRENT BUSINESS ADDRESS            OR EMPLOYMENT               DURING THE PAST FIVE YEARS
-------------------------  --------------------------------  --------------------------------
Craig R. Barrett.........  President and Chief Operating     Executive Vice President from
                           Officer since 1997;               1990- 1997; Chief Operating
                           Director -- Intel since 1992      Officer since 1993;
                                                             Director -- Komag, Incorporated
                                                             since 1990
John Browne..............  Managing Director and Group       Managing Director -- The British
British Citizenship        Chief Executive -- The British    Petroleum Company since 1991;
The British Petroleum      Petroleum Company since 1995;     Director -- SmithKline Beecham
Company p.l.c.             Director -- Intel since 1997      since 1996; Trustee -- British
Britannic House                                              Museum
1 Finsbury Circus
London EM2M 7BA
England
Winston H. Chen..........  Chairman -- Paramitas Foundation  President, Chief Executive
Paramitas Foundation       since 1992; Director -- Intel     Officer and
3945 Freedom Circle,       since 1993                        Chairman -- Solectron
Suite 760                                                    Corporation from 1978 to 1994;
Santa Clara, CA 95054                                        Member of Board of Trustees --
                                                             Stanford University since 1994;
                                                             Member of Board of Trustees --
                                                             Santa Clara University since
                                                             1992; Director -- Edison
                                                             International since 1994
Andrew S. Grove..........  Chief Executive Officer and       President from 1979 to 1997;
                           Chairman since 1997; Director --  Chief Executive Officer since
                           Intel since 1974                  1987
D. James Guzy............  President -- The Arbor Company    Director -- Cirrus Logic, Inc.
The Arbor Company          since 1969; Director -- Intel     since 1984; Director  -- Micro
295 North Bernardo         since 1969                        Component Technology, Inc. since
Mountain View, CA 94043                                      1993; Director -- Novellus
                                                             Systems, Inc. since 1990;
                                                             Director -- Davis Selected Group
                                                             of Mutual Funds since 1981;
                                                             Director -- Alliance Capital
                                                             Management Technology Fund

  NAME, CITIZENSHIP AND           PRESENT OCCUPATION             MATERIAL POSITIONS HELD
CURRENT BUSINESS ADDRESS            OR EMPLOYMENT               DURING THE PAST FIVE YEARS
-------------------------  --------------------------------  --------------------------------
Gordon E. Moore..........  Chairman Emeritus -- Intel since  Chairman from 1979 to 1997;
                           1997; Director -- Intel since     Director -- Gilead Sciences,
                           1968                              Inc. since 1996;
                                                             Director -- Varian Associates,
                                                             Inc. since 1983; Chairman, Board
                                                             of Trustees -- California
                                                             Institute of Technology since
                                                             1994; Director -- Conservation
                                                             International since 1990
Arthur Rock..............  Principal -- Arthur Rock &        Director -- Argonaut Group, Inc.
Arthur Rock & Company      Company since 1969; Director --   since 1986; Director -- AirTouch
One Maritime Plaza,        Intel since 1968                  Communications, Inc. since 1994;
Suite 1220                                                   Director -- Echelon Corporation
San Francisco, CA 94111                                      since 1989;
                                                             Trustee -- California Institute
                                                             of Technology since 1988
Jane E. Shaw.............  Founder -- The Stable Network     President and Chief Operating
1040 Noel Drive, Suite     since 1995;                       Officer -- ALZA Corporation from
107                        Director -- Intel since 1993      1987 to 1994; Chairman of the
Menlo Park, CA 94025                                         Board -- IntraBiotics
                                                             Pharmaceuticals since 1996;
                                                             Director -- Aviron since 1996;
                                                             Director -- McKesson Corporation
                                                             since 1994; Director -- Boise
                                                             Cascade Corporation since 1994;
Leslie L. Vadasz.........  Senior Vice President, Corporate  N/A
                           Business Development since 1991;
                           Director -- Intel since 1989
David B. Yoffie..........  Professor -- Harvard Business     Director -- Evolve Software,
Harvard Business School    School since 1981;                Inc. since 1996;
Morgan Hall 215            Director -- Intel since 1989      Director -- Physiologica, Inc.
Boston, MA 02163                                             since 1995; Director -- Bion,
                                                             Inc. since 1995
Charles E. Young.........  Chancellor                        Chancellor -- University of
University of California,  Emeritus -- University of         California, Los Angeles from
Los Angeles                California, Los Angeles since     1968 to 1997; Chairman of the
405 Hilgard Avenue         1997; Director -- Intel since     Board of Governors Foundation --
Los Angeles, CA 90024      1974                              International Exchange of
                                                             Scientific and Cultural
                                                             Information by
                                                             Telecommunications since 1987;
                                                             Trustee -- Nicholas-Applegate
                                                             Mutual Funds from 1991 to 1997;
                                                             Director -- Nicholas-Applegate
                                                             Fund, Inc. from 1993 to 1997
Frank C. Gill............  Executive Vice President;         Senior Vice President and
5200 N.E. Elam Young       General Manager, Internet and     General Manager, Intel Products
Parkway                    Communications Group since 1996   Group from 1991 to 1996; Senior
Hillsboro, OR 97124                                          Vice President and General
                                                             Manager, Microprocessor Products
                                                             Group from 1992 to 1994; Vice
                                                             President and General Manager,
                                                             Microprocessor Products Group
                                                             from 1991 to 1992

  NAME, CITIZENSHIP AND           PRESENT OCCUPATION             MATERIAL POSITIONS HELD
CURRENT BUSINESS ADDRESS            OR EMPLOYMENT               DURING THE PAST FIVE YEARS
-------------------------  --------------------------------  --------------------------------
Paul S. Otellini.........  Executive Vice President;         Senior Vice President, Director,
                           Director, Sales and Marketing     Sales and Marketing Group from
                           Group since 1996                  1994 to 1996; Senior Vice
                                                             President and General Manager,
                                                             Microprocessor Products Group
                                                             from 1992 to 1994; Vice
                                                             President and General Manager,
                                                             Microprocessor Products Group
                                                             from 1991 to 1992

Gerhard H. Parker........  Executive Vice President and      Senior Vice President, General
                           General Manager, Technology and   Manager, Technology and
                           Manufacturing Group since 1996    Manufacturing Group from 1992 to
                                                             1996; Vice President and General
                                                             Manager, Technology and
                                                             Manufacturing Group from 1990 to
                                                             1992

Ronald J. Whittier.......  Senior Vice President and         Senior Vice President and
                           General Manager, Content Group    General Manager, Intel
                           since 1995                        Architecture Laboratories from
                                                             1993 to 1995; Vice President and
                                                             General Manager, Software
                                                             Technology Group from 1991 to
                                                             1992

Albert Y.C. Yu...........  Senior Vice President and         Vice President and General
                           General Manager, Microprocessor   Manager, Microprocessor Products
                           Products Group since 1993         Group from 1991 to 1993

Michael A. Aymar.........  Vice President and General        Vice President and General
                           Manager; Desktop Products Group   Manager, Intel486 Microprocessor
                           since 1995                        Division from 1994 to 1995; Vice
                                                             President and General Manager,
                                                             Mobile Computing Group from 1991
                                                             to 1994

Andy D. Bryant...........  Vice President and Chief          Vice President, Intel Products
                           Financial Officer since 1994      Group from 1990 to 1994

Dennis L. Carter.........  Vice President, Director, Sales   Vice President, Director,
                           and Marketing Group since 1996    Corporate Marketing Group from
                                                             1992 to 1996

F. Thomas Dunlap, Jr.....  Vice President, General Counsel   N/A
                           and Secretary since 1987

Patrick P. Gelsinger.....  Vice President and General        Vice President, Internet and
                           Manager, Desktop Products Group   Communications Group and General
                           since 1996                        Manager ICG Product Development
                                                             from 1995 to 1996; Vice
                                                             President, Intel Products Group
                                                             and General Manager, Personal
                                                             Conferencing Division from 1993
                                                             to 1995; Vice President, Intel
                                                             Products Group and General
                                                             Manager, PC Enhancement
                                                             Division-Business Communications
                                                             from 1992 to 1993; General
                                                             Manager, MD 6, Microprocessor
                                                             Development from 1991 to 1992

  NAME, CITIZENSHIP AND           PRESENT OCCUPATION             MATERIAL POSITIONS HELD
CURRENT BUSINESS ADDRESS            OR EMPLOYMENT               DURING THE PAST FIVE YEARS
-------------------------  --------------------------------  --------------------------------
John H. F. Miner.........  Vice President and General        Vice President, Desktop Products
15520 N.W. Greenbriar      Manager, Enterprise Server Group  Group and General Manager, OEM
Parkway                    since 1996                        Products and Services Division
Beaverton, OR 97006                                          from 1995 to 1996; General
                                                             Manager, OEM Products and
                                                             Services Division from 1993 to
                                                             1995; General Manager, OEM
                                                             Modules Operation from 1992 to
                                                             1993
Stephen P. Nachtsheim....  Vice President and General        Vice President and General
                           Manager, Mobile/Handheld          Manager, Mobile & Home Products
                           Products Group since 1995         Group from 1994 to 1995; Vice
                                                             President, European General
                                                             Manager from 1992 to 1994;
                                                             General Manager of European
                                                             Intel Products Group from 1990
                                                             to 1992
Ronald J. Smith..........  Vice President and General        Vice President Desktop Products
                           Manager, Computing Enhancement    Group and General Manager, PCI
                           Group since 1996                  Components Division from 1995 to
                                                             1996; General Manager,
                                                             Programmable Logic Device
                                                             Operation and General Manager,
                                                             Gate Array Operation from 1992
                                                             to 1995
Arvind Sodhani...........  Vice President and Treasurer      N/A
Michael R. Splinter......  Vice President, Assistant         Vice President, Components
                           General Manager, Technology and   Manufacturing Group from 1993 to
                           Manufacturing Group since 1996    1996; Vice President of
                                                             Components Manufacturing Group
                                                             from 1990 to 1993

     The following table sets forth the name, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Purchaser. Except as otherwise indicated, all of the person listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Intel. Unless otherwise indicated, the principal business address of each director or executive officer is Intel Corporation, 2200 Mission College Boulevard, Santa Clara, California 95052.

  NAME, CITIZENSHIP AND           PRESENT OCCUPATION             MATERIAL POSITIONS HELD
CURRENT BUSINESS ADDRESS            OR EMPLOYMENT               DURING THE PAST FIVE YEARS
-------------------------  --------------------------------  --------------------------------
Cary I. Klafter..........  Director of Corporate Affairs     Partner, Morrison & Foerster
                           since 1996; President Intel       from prior to 1992 to 1996.
                           Enterprise Corporation since
                           1997; Director -- Intel
                           Enterprise Corporation
Suzan A. Miller..........  Senior Attorney since 1991; Vice  N/A
                           President -- Intel Enterprise
                           Corporation since 1997;
                           Director -- Intel Enterprise
                           Corporation
Patrice C. Scatena.......  Senior Attorney and Assistant     Associate -- Gibson, Dunn &
                           Secretary since 1994;             Crutcher LLP from 1989 to 1994
                           Secretary -- Intel Enterprise
                           Corporation since 1997;
                           Director -- Intel Enterprise
                           Corporation
Arvind Sodhani...........  Vice President and Treasurer;     N/A
                           Treasurer -- Intel Enterprise
                           Corporation since 1997

                                    ANNEX A

          TEXT OF SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to (sec.) 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in-a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to (sec.) 251 (other than a merger effected pursuant to (sec.) 251(g) of this title), (sec.) 252, (sec.) 254, (sec.) 257, (sec.) 258, (sec.)
263 or (sec.) 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of (sec.) 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to (secs.) 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts in respect thereof at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under (sec.) 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec.228 or sec.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an-appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may-be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                              The Depositary for the Offer is:
                                       CITIBANK, N.A.
            By Mail:                   By Overnight Courier:               By Hand:
         CITIBANK, N.A.                    CITIBANK, N.A.               CITIBANK, N.A.
C/O CITICORP DATA DISTRIBUTION,   C/O CITICORP DATA DISTRIBUTION,   CORPORATE TRUST WINDOW
               INC.                             INC.
         P.O. BOX 7072                    404 SETTE DRIVE         111 WALL STREET, 5TH FLOOR
   PARAMUS, NEW JERSEY 07653         PARAMUS, NEW JERSEY 07652     NEW YORK, NEW YORK 10043
          By Facsimile Transmission:                      Confirm by Telephone:
       (For Eligible Institutions Only)                       (800) 422-2077
                (201) 262-3240

     Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.

                                77 Water Street
                         New York, New York 10005-4495

                         (212) 269-5550 (call collect)

                                       or

                         CALL TOLL-FREE (800) 758-7358